COMDIAL CORPORATION
                                                                 Exhibit 10.10
                  EXECUTIVE STOCK OWNERSHIP PLAN

     The Comdial Corporation Executive Stock Ownership Plan (the
"Plan") is hereby established by Comdial Corporation, a Delaware corporation (the "Company"). The purpose of the Plan is to establish minimum amounts of Company stock which should be owned by covered executives.

1.   Definitions.  For purposes of this Plan:

          (a) "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

          (b) "Executive" shall mean only the individuals employed by the Company as Chief Executive Officer, President, Senior
     Vice President, Chief Financial Officer, and Vice President.

          (c) "Own" or "Ownership" shall mean direct ownership of Stock by an Executive, vested shares in an account of the Executive under any Company employee benefit plan, ownership by members of an Executive's immediate family who share the Executive's household, and ownership by a trust whose sole beneficiaries are the Executive and/or members of the
     Executive's immediate family.   The Executive's immediate
     family shall mean any child, stepchild, or spouse of the Executive.

          (d) "Salary" shall mean the Executive's annual base salary rate on January 1 of any year.

          (e)  "Stock" shall mean common stock of Comdial
     Corporation.

          (f) "Value" shall mean the closing price of the Stock as reported by NASDAQ on the relevant date.

2.   Stock Ownership Requirement.

     Subject to the further provisions of this Plan, each Executive shall be required to Own the amount of Stock determined below (the "Guideline Amount"):

          (a)  if the Executive is President or Chief Executive
     Officer, Stock with a Value equal to 3.0 times Salary.

          (b)  if the Executive is Senior Vice President, Chief
     Financial Officer or Vice President of Engineering, Stock with a Value equal to 1.5 times Salary.

          (c) if the Executive is any Vice President other than the Vice President of Engineering, Stock with a Value equal to .75 times Salary.

     The determination of the Guideline Amount shall be based on the Value of the Stock for the first trading day of the year and on the Executive's Salary for that year. By January 15 of each year, the Executive shall provide evidence to the Company of the amount of the Executive's Stock Ownership as of January 1 of that year which may be satisfied by furnishing copies of all SEC Forms 4 or an SEC Form 5 for the prior year.

3.   Stock Acquisition Requirement.

          (a) If an Executive's Stock Ownership as of January 1 of any year is less than the Guideline Amount, the Executive shall be required to acquire Stock during that calendar year with a Value (at the time of acquisition) equal to the lesser of:

               (i)  a dollar amount determined as follows:

                    (A)  if the Executive is President or Chief
               Executive Officer, 15 percent of Salary,

                    (B)  if the Executive is Senior Vice
               President, Chief Financial Officer or Vice
               President of Engineering, 10 percent of Salary, and

                    (C)  if the Executive is any Vice President
               other than the Vice President of Engineering, 5 percent of Salary; or

               (ii) the excess of the Guideline Amount of shares over the Executive's Stock Ownership as of January 1, times the Value of the Stock on the first trading day of the year.

          (b) The Executive may fulfill the stock acquisition requirement in any of the following manners:

               (i)  direct purchases of Stock;

               (ii)  acquisition of Stock in the Executive's
          account in a Company-sponsored employee benefit plan to the extent that the Stock in the account is vested;

               (iii) exercise of stock options and retention of the Stock after the exercise. For purposes of the stock acquisition requirement, the Value of Stock acquired through exercise of a stock option shall equal the Value (on the day of exercise of the option) of the Stock that is retained immediately after the exercise of the option; or

               (iv) acquisition through any other means, including a Company-sponsored stock purchase program. For purposes of the stock acquisition requirement, the Value of Stock acquired through any other means shall be the Value of the Stock on the day of acquisition.

          (c) If an Executive is subject to a stock acquisition requirement for a year, the Company shall notify the Executive of the dollar amount of the requirement by January 31. By January 15 of the following year, the Executive shall provide records to the Company of all qualifying acquisitions of Stock during the year and the Value of the Stock at the time of such acquisitions.

4.   Failure to Meet Stock Acquisition Requirement.

          (a) If an Executive is subject to a stock acquisition requirement under Section 3 and fails to acquire the required Value of Stock during a year, the Committee, in its discretion, may reduce the Executive's long-term incentive grants, including stock options, for the following year. The Committee may determine that such an Executive shall not receive any long-term incentive grants for one or more years.

          (b) The Committee, at the recommendation of management, may grant partial or complete exceptions to the Guideline Amount or the stock acquisition requirement for an Executive. This authority will be exercised only in circumstances where application of the Plan's requirements would impose an extreme, undue hardship on the Executive.

5.   Compliance with Securities Law and Company Policy.

     Any acquisition of Stock by an Executive for purposes of this Plan shall comply with all applicable requirements of the securities laws and relevant Company policies.

6.   Applicable Law.

     This Plan shall be construed and interpreted pursuant to the laws of the Commonwealth of Virginia.

7.   No Employment Contract.

     Nothing contained in this Plan shall be construed to be an employment contract between an Executive and the Company.

8.   Severability.

     In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

9.   Effectiveness; Amendment and Termination.

     The Plan shall be effective as of January 1, 1996.  The
Committee shall have the right to amend the Plan from time to time and may terminate the Plan at any time.

                                   COMDIAL CORPORATION


Date: August 31, 1995

By  /s/ WAYNE R. WILVER
       Secretary

Attest:

    /s/ JOE. D. FORD